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                      SECURITIES  AND  EXCHANGE  COMMISSION
                            Washington,  D.C.  20549

                                 SCHEDULE  13D
                                (Rule  13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE  13d-2(a)

                                 Amendment  No. 1


                              Conus Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name  of  Issuer)


                          Common  Stock,  par  value  $0.001
--------------------------------------------------------------------------------
                         (Title  of  Class  of  Securities)


                                     N/A
--------------------------------------------------------------------------------
                                 (CUSIP  Number)


                             M. Richard Cutler, Esq.
                             c/o  Cutler  Law  Group
                             610  Newport  Center  Drive,  Suite  800
                             Newport  Beach,  CA  92660
                             (949)  719-1977
--------------------------------------------------------------------------------
                 (Name,  Address  and  Telephone  Number  of  Person
               Authorized  to  Receive  Notices  and  Communications)

                                  August 17, 2001
--------------------------------------------------------------------------------
             (Date  of  Event  which  Requires  Filing  of  This  Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued  on  following  pages)
                              (Page  1  of 3  Pages)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13D-07/98)

CUSIP  No.  N/A                         13D                   Page  2 of 3 Pages

________________________________________________________________________________
1    NAME  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)

M. Richard Cutler


_______________________________________________________________________________
2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC  USE  ONLY


________________________________________________________________________________
4    SOURCE  OF  FUNDS*



________________________________________________________________________________
5    CHECK  BOX  IF  DISCLOSURE  OF  LEGAL  PROCEEDINGS  IS  REQUIRED
     PURSUANT  TO  ITEMS  2(d)  OR  2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION


United  States  Citizen
________________________________________________________________________________
7    SOLE  VOTING  POWER

0
_____________________________________________________________
8    SHARED  VOTING  POWER

0
_________________________________________________________________
9    SOLE  DISPOSITIVE  POWER

0
________________________________________________________________
10   SHARED  DISPOSITIVE  POWER

0
________________________________________________________________________________
11   AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON


0
________________________________________________________________________________
12   CHECK  BOX  IF  THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
________________________________________________________________________________
13   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)


0.0%
________________________________________________________________________________
14   TYPE  OF  REPORTING  PERSON*


IN
________________________________________________________________________________
                     *SEE  INSTRUCTIONS  BEFORE  FILLING  OUT!

CUSIP  No.  N/A                         13D                   Page  2 of 3 Pages


________________________________________________________________________________
Item  4.  Purpose  of  Transaction.


Mr. Cutler no longer has any affiliation with the Issuer.
________________________________________________________________________________
Item  5.  Interest  in  Securities  of  the  Issuer.


(a)  There  are presently 1,000,000 shares of Conus Holdings, Inc. common  stock
issued and  outstanding.   Mr.  Cutler  has  disposed  of his entire interest in
such securities.

(c) On August 17, 2001, Mr. Cutler disposed of 824,000 shares, representing his entire holdings in the issuer, for aggregate consideration of $25,000, in a private transaction.

(e) Mr. Cutler ceased to be the beneficial owner of 5% or more of the common stock of the Issuer on August 17, 2001.

CUSIP  No.  N/A                        13D                   Page  3 of 3 Pages


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   August 20, 2001
                                        ----------------------------------------
                                                         (Date)


                                            /s/  M. Richard Cutler
                                        ----------------------------------------
                                                       (Signature)


                                                 M. Richard Cutler
                                        ----------------------------------------
                                                       (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).